Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2022
FREMONT, Calif., Feb. 7, 2023 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the fourth quarter of 2022, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported record quarterly revenue of $724.7 million in the fourth quarter of 2022, along with 43.8% for non-GAAP gross margin. We shipped 4,873,702 microinverters, or approximately 1,952.4 megawatts DC, and 122.1 megawatt hours of Enphase® IQ™ Batteries.
Financial highlights for the fourth quarter of 2022 are listed below:
•Record quarterly revenue of $724.7 million
•GAAP gross margin of 42.9%; non-GAAP gross margin of 43.8%
•GAAP operating income of $157.0 million; non-GAAP operating income of $229.4 million
•GAAP net income of $153.8 million; non-GAAP net income of $212.4 million
•GAAP diluted earnings per share of $1.06; non-GAAP diluted earnings per share of $1.51
•Free cash flow of $237.3 million; ending cash, cash equivalents, and marketable securities of $1.61 billion
Our revenue and earnings for the fourth quarter of 2022 are provided below, compared with the prior quarter and the year ago quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q4 2022	Q3 2022	Q4 2021	Q4 2022	Q3 2022	Q4 2021
Revenue	$724,652	$634,713	$412,719	$724,652	$634,713	$412,719
Gross margin	42.9%	42.2%	39.6%	43.8%	42.9%	40.2%
Operating expenses	$153,741	$132,475	$105,619	$87,718	$78,587	$68,182
Operating income	$156,960	$135,441	$57,695	$229,389	$193,962	$97,725
Net income	$153,753	$114,812	$52,591	$212,389	$175,513	$102,779
Basic EPS	$1.13	$0.85	$0.39	$1.56	$1.29	$0.76
Diluted EPS	$1.06	$0.80	$0.37	$1.51	$1.25	$0.73
Our revenue and earnings for the fiscal year 2022 are provided below, compared with the prior year:
(In thousands, except per share and percentage data)

	GAAP		Non-GAAP
	FY 2022	FY 2021	FY 2022	FY 2021
Revenue	$2,330,853	$1,382,049	$2,330,853	$1,382,049
Gross margin	41.8%	40.1%	42.6%	40.7%
Operating expenses	$526,334	$338,590	$303,724	$220,918
Operating income	$448,261	$215,832	$690,292	$341,054
Net income	$397,362	$145,449	$647,424	$340,314
Basic EPS	$2.94	$1.09	$4.78	$2.54
Diluted EPS	$2.77	$1.02	$4.62	$2.41

Total revenue for the fourth quarter of 2022 increased 14%, compared to the third quarter of 2022, driven by strong demand for Enphase Energy Systems™. Our revenue in the United States for the fourth quarter of 2022 increased approximately 15% and our revenue in Europe increased approximately 21%, compared to the third quarter of 2022. Our non-GAAP gross margin was 43.8% in the fourth quarter of 2022, compared to 42.9% in the third quarter of 2022, driven by IQ8™ Microinverter product mix.
Our non-GAAP operating expenses were $87.7 million in the fourth quarter of 2022, compared to $78.6 million in the third quarter of 2022, primarily due to investment in international growth, customer service, and R&D. Our non-GAAP operating income was $229.4 million in the fourth quarter of 2022, compared to $194.0 million in the third quarter of 2022.
We exited the fourth quarter of 2022 with $1.61 billion in cash, cash equivalents, and marketable securities and generated $253.7 million in cash flow from operations in the fourth quarter of 2022. Our capital expenditures were $16.4 million in the fourth quarter of 2022, compared to $8.9 million in the third quarter of 2022. The increase was primarily due to investment in additional contract manufacturing sites and R&D equipment.
IQ8 Microinverters constituted approximately 55% of all our microinverter shipments during the fourth quarter of 2022. We introduced IQ8 Microinverters in France and the Netherlands in the fourth quarter of 2022, marking the first expansion into international markets for the product since its successful launch in North America in late 2021.
Our IQ Battery shipments were 122.1 megawatt hours in the fourth quarter of 2022, compared to 133.6 megawatt hours in the third quarter of 2022. We made significant software upgrades to continue improving the installer and homeowner experience and brought commissioning times down. We shipped IQ Batteries to North America, Germany, and Belgium during the fourth quarter of 2022. We now have approximately 2,300 installers worldwide that are certified to install our IQ Batteries.
We are adding additional manufacturing capacity in the United States due to the strong global demand for our products as well as the incentives related to the Inflation Reduction Act (IRA). We plan to begin domestic manufacturing in the second quarter of 2023 with a new contract manufacturing partner and in the second half of 2023 with our two existing contract manufacturing partners.
We began manufacturing Enphase-branded electric vehicle (EV) chargers at our contract manufacturing facility in Mexico, helping us to increase capacity and reduce costs. We expect to introduce IQ smart EV chargers to customers in the United States in the first half of 2023. They will provide connectivity and control, enabling use cases like green charging and allowing homeowners visibility into the operation of their Enphase solar-plus-storage-plus-EV system through the Enphase® App.
We continued to make progress on our installer platform. We made updates to Solargraf℠ software during the fourth quarter of 2022, incorporating battery design and proposal, document management, consumption modeling, and several other improvements requested by our installer partners. In addition, we made significant strides in automating the creation of permit plan sets with Solargraf software. We now have more than 1,000 installers using the software.
BUSINESS HIGHLIGHTS
On. Oct. 11, 2022, Enphase Energy announced the closing of its acquisition of GreenCom Networks AG, a provider of Internet of Things (IoT) software solutions for customers, to connect and manage a wide range of distributed energy resources within the home such as solar inverters, batteries, EV chargers, and heat pumps.
On Oct. 27, 2022, Enphase Energy announced that Infinity Energy, a leading California-based solar and battery installer, is expanding the adoption of Enphase Energy Systems powered by IQ8 Microinverters and IQ Batteries, as the demand for energy security grows nationwide.
On Nov. 17, 2022, Enphase Energy announced that installers of Enphase Energy products in Belgium have seen growing deployments of Enphase Energy Systems powered by IQ® Microinverters and IQ Batteries.
On Dec. 20, 2022, Pacific Gas and Electric Company and Enphase Energy announced they are launching a home battery energy storage program, with the use of Enphase IQ Batteries, to support vulnerable, low-income customers during power outages.

On Jan. 30, 2023, Enphase Energy announced installers of Enphase products in Brazil have seen a significant increase in deployments of residential solar energy systems powered by IQ7+™ and IQ7AM™ Microinverters.
On Feb. 2, 2023, Enphase Energy demonstrated its bidirectional EV charger technology enabling vehicle-to-home and vehicle-to-grid functionality, and along with Enphase’s solar and battery storage, can all be controlled from a single app, making it possible for homeowners to make, use, save, and sell their own power.
Enphase Energy recently announced that installers in Puerto Rico, New Hampshire, Arizona, Colorado, Florida, Northern California, Oregon, North Carolina, Nevada, and Hawaii have seen growing deployments of Enphase Energy Systems powered by IQ8 Microinverters and IQ Batteries.
FIRST QUARTER 2023 FINANCIAL OUTLOOK
For the first quarter of 2023, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $700 million to $740 million, which includes shipments of 100 to 120 megawatt hours of Enphase IQ Batteries
•GAAP gross margin to be within a range of 40.0% to 43.0%; non-GAAP gross margin to be within a range of 41.0% to 44.0%, excluding stock-based compensation expense and acquisition related amortization
•GAAP operating expenses to be within a range of $177.0 million to $181.0 million
•Non-GAAP operating expenses to be within a range of $100.0 million to $104.0 million, excluding $77.0 million estimated for stock-based compensation expense, restructuring charges for site consolidation, and acquisition related expenses and amortization
•GAAP and non-GAAP annualized effective tax rate is expected to be within a range of 20.0% to 24.0%
Follow Enphase Online
•Read the Enphase blog.
•Follow @Enphase on Twitter.
•Visit us on Facebook and LinkedIn.
•Watch Enphase videos on YouTube.
Use of Non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment related charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to report the non-GAAP tax amount based on cash tax expense and reserves for periods prior to 2023. Effective January 1, 2023, Enphase Energy updated its methodology of computing the non-GAAP income tax adjustment from reporting cash tax expense and reserves to the projected non-GAAP annualized effective tax rate as Enphase Energy utilized most of its net operating loss and tax credit carryforwards in the year ended December 31, 2022 and became a significant cash taxpayer in the United States. Going forward, Enphase Energy will exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2022 results and first quarter 2023 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 2233998, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its first quarter of 2023 financial outlook, expense levels and effective tax rate; its ability to add additional manufacturing capability in the United States and to begin shipping from new manufacturing facilities in the United States in 2023; its ability to introduce IQ smart EV chargers to customers in the United States in the first half of 2023; the capabilities, advantages, features and performance of its technology and products; the anticipated demand for and availability of its products and services; and growth in deployments of Enphase Energy Systems. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recent Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 58 million microinverters, and over 3.0 million Enphase-based systems have been deployed in more than 145 countries. For more information, visit www.enphase.com.
© 2023 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ7+, IQ7AM, IQ8, IQ Batteries, Enphase Energy Systems, Enphase App, Solargraf, and certain other names and marks are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Karen Sagot
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net revenues	$724,652	$634,713	$412,719	$2,330,853	$1,382,049
Cost of revenues	413,951	366,797	249,405	1,356,258	827,627
Gross profit	310,701	267,916	163,314	974,595	554,422
Operating expenses:
Research and development	49,683	44,188	31,589	168,846	105,526
Sales and marketing	64,913	55,257	44,470	215,102	128,974
General and administrative	37,355	32,436	29,560	140,002	104,090
Restructuring charges	1,790	594	—	2,384	—
Total operating expenses	153,741	132,475	105,619	526,334	338,590
Income from operations	156,960	135,441	57,695	448,261	215,832
Other income (expense), net
Interest income	8,720	3,680	414	13,656	695
Interest expense	(2,279)	(2,255)	(12,689)	(9,438)	(45,152)
Other income (expense), net	4,777	(2,611)	5,236	(431)	6,050
Loss on partial settlement of convertible notes (1)	—	—	(115)	—	(56,497)
Total other income (expense), net	11,218	(1,186)	(7,154)	3,787	(94,904)
Income before income taxes	168,178	134,255	50,541	452,048	120,928
Income tax benefit (provision)	(14,425)	(19,443)	2,050	(54,686)	24,521
Net income	$153,753	$114,812	$52,591	$397,362	$145,449
Net income per share:
Basic	$1.13	$0.85	$0.39	$2.94	$1.09
Diluted	$1.06	$0.80	$0.37	$2.77	$1.02
Shares used in per share calculation:
Basic	136,167	135,633	134,920	135,349	134,025
Diluted	146,311	145,962	141,480	144,390	142,878

(1)    Loss on partial settlement of convertible notes of $0.1 million for the three months ended December 31, 2021, primarily relates to the non-cash loss on settlement of $1.1 million remaining aggregate principal amount of the Notes due 2024. Loss on partial settlement of convertible notes of $56.5 million for the year ended December 31, 2021, primarily relates to the $9.6 million non-cash loss on settlement of $88.2 million remaining aggregate principal amount of the Notes due 2024, $9.5 million non-cash loss on partial settlement of $217.8 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of the Notes due 2025.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$473,244	$119,316
Marketable securities	1,139,599	897,335
Accounts receivable, net	440,896	333,626
Inventory	149,708	74,400
Prepaid expenses and other assets	60,824	37,784
Total current assets	2,264,271	1,462,461
Property and equipment, net	111,367	82,167
Operating lease, right of use asset, net	21,379	14,420
Intangible assets, net	99,541	97,758
Goodwill	213,559	181,254
Other assets	169,291	118,726
Deferred tax assets, net	204,872	122,470
Total assets	$3,084,280	$2,079,256
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$125,085	$113,767
Accrued liabilities	295,939	157,912
Deferred revenues, current	90,747	62,670
Warranty obligations, current	35,556	19,395
Debt, current	90,892	86,052
Total current liabilities	638,219	439,796
Long-term liabilities:
Deferred revenues, noncurrent	281,613	187,186
Warranty obligations, noncurrent	95,890	53,982
Other liabilities	43,520	16,530
Debt, noncurrent	1,199,465	951,594
Total liabilities	2,258,707	1,649,088
Total stockholders’ equity	825,573	430,168
Total liabilities and stockholders’ equity	$3,084,280	$2,079,256

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net income	$153,753	$114,812	$52,591	$397,362	$145,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,009	14,664	9,437	58,775	30,846
Amortization of marketable securities premiums, net of accretion of purchase discounts	(4,723)	(612)	1,535	(2,632)	1,593
Provision for doubtful accounts	67	(79)	27	119	477
Asset impairment	—	—	—	1,200	—
Loss on partial settlement of convertibles notes	—	—	115	—	56,497
Deemed repayment of convertible notes attributable to accreted debt discount	—	—	(133)	—	(15,718)
Non-cash interest expense	2,077	2,065	12,494	8,167	44,387
Gain on settlement of debt securities	—	—	(6,569)	—	(6,569)
Change in fair value of debt securities	(345)	(519)	111	(735)	(3,042)
Stock-based compensation	63,645	52,296	37,176	216,802	114,286
Deferred income taxes	(12,099)	115	(2,451)	3,633	(31,241)
Changes in operating assets and liabilities:
Accounts receivable	(88,876)	(46,226)	(58,091)	(107,556)	(151,160)
Inventory	(3,222)	(16,185)	(5,618)	(75,273)	(29,258)
Prepaid expenses and other assets	(47,597)	526	(8,123)	(68,423)	(26,885)
Accounts payable, accrued and other liabilities	91,128	32,060	45,396	133,416	117,183
Warranty obligations	25,566	9,329	5,417	57,773	27,016
Deferred revenues	58,331	25,764	13,859	122,189	78,167
Net cash provided by operating activities	253,714	188,010	97,173	744,817	352,028
Cash flows from investing activities:
Purchases of property and equipment	(16,429)	(8,948)	(13,208)	(46,443)	(52,258)
Purchases of marketable securities	(335,193)	(512,176)	(389,466)	(907,430)	(934,956)
Maturities of marketable securities	282,973	184,123	—	660,129	35,000
Investments in private companies	(15,000)	(1,000)	—	(16,000)	(58,000)
Settlement of investment in private companies	—	—	26,569	—	26,569
Business acquisitions, net of cash acquired	(34,482)	—	(180,413)	(62,162)	(235,652)
Purchase of intangible asset	—	—	—	—	(250)
Net cash used in investing activities	(118,131)	(338,001)	(556,518)	(371,906)	(1,219,547)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	—	—	—	1,188,439
Purchase of convertible note hedges	—	—	—	—	(286,235)
Sale of warrants	—	—	—	—	220,800
Principal payments and financing fees on debt	—	—	(272)	—	(1,694)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Partial repurchase of convertible notes	—	—	(935)	—	(290,247)
Repurchase of common stock	—	—	(300,000)	—	(500,000)
Proceeds from exercise of equity awards and employee stock purchase plan	5,090	693	3,800	10,370	7,484
Payment of withholding taxes related to net share settlement of equity awards	(8,100)	(4,589)	(8,825)	(27,496)	(29,136)
Net cash provided by (used in) financing activities	(3,010)	(3,896)	(306,232)	(17,126)	309,411
Effect of exchange rate changes on cash and cash equivalents	3,088	(4,003)	(653)	(1,857)	(1,955)
Net increase (decrease) in cash and cash equivalents	135,661	(157,890)	(766,230)	353,928	(560,063)
Cash and cash equivalents—Beginning of period	337,583	495,473	885,546	119,316	679,379
Cash and cash equivalents —End of period	$473,244	$337,583	$119,316	$473,244	$119,316

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Gross profit (GAAP)	$310,701	$267,916	$163,314	$974,595	$554,422
Stock-based compensation	4,271	3,188	2,409	13,097	7,366
Acquisition related amortization	2,135	1,445	184	6,324	184
Gross profit (Non-GAAP)	$317,107	$272,549	$165,907	$994,016	$561,972

Gross margin (GAAP)	42.9%	42.2%	39.6%	41.8%	40.1%
Stock-based compensation	0.6%	0.5%	0.6%	0.5%	0.6%
Acquisition related amortization	0.3%	0.2%	—%	0.3%	—%
Gross margin (Non-GAAP)	43.8%	42.9%	40.2%	42.6%	40.7%

Operating expenses (GAAP)	$153,741	$132,475	$105,619	$526,334	$338,590
Stock-based compensation (1)	(59,374)	(49,108)	(34,767)	(203,705)	(106,920)
Acquisition related expenses and amortization	(4,859)	(4,186)	(2,670)	(16,521)	(10,752)
Restructuring and asset impairment charges	(1,790)	(594)	—	(2,384)	—
Operating expenses (Non-GAAP)	$87,718	$78,587	$68,182	$303,724	$220,918

(1) Includes stock-based compensation as follows:
Research and development	$21,687	$17,400	$11,712	$69,082	$33,927
Sales and marketing	23,517	20,069	13,090	78,819	37,434
General and administrative	14,170	11,639	9,965	55,804	35,559
Total	$59,374	$49,108	$34,767	$203,705	$106,920

Income from operations (GAAP)	$156,960	$135,441	$57,695	$448,261	$215,832
Stock-based compensation	63,645	52,296	37,176	216,802	114,286
Acquisition related expenses and amortization	6,994	5,631	2,854	22,845	10,936
Restructuring and asset impairment charges	1,790	594	—	2,384	—
Income from operations (Non-GAAP)	$229,389	$193,962	$97,725	$690,292	$341,054

Net income (GAAP)	$153,753	$114,812	$52,591	$397,362	$145,449
Stock-based compensation	63,645	52,296	37,176	216,802	114,286
Acquisition related expenses and amortization	6,994	5,631	2,854	22,845	10,936
Restructuring and asset impairment charges	1,790	594	—	2,384	—
Non-cash interest expense	2,077	2,065	12,494	8,169	44,387
Loss on partial settlement of convertible notes	—	—	115	—	56,497
Non-GAAP income tax adjustment	(15,870)	115	(2,451)	(138)	(31,241)
Net income (Non-GAAP)	$212,389	$175,513	$102,779	$647,424	$340,314

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022		December 31, 2021
Net income per share, basic (GAAP)	$1.13	$0.85	$0.39	$2.94	2.94	$1.09
Stock-based compensation	0.47	0.39	0.28	1.60		0.85
Acquisition related expenses and amortization	0.05	0.04	0.02	0.17		0.08
Restructuring and asset impairment charges	0.01	—	—	0.02		—
Non-cash interest expense	0.02	0.01	0.09	0.06		0.33
Loss on partial settlement of convertible notes	—	—	—	—		0.42
Non-GAAP income tax adjustment	(0.12)	—	(0.02)	(0.01)		(0.23)
Net income per share, basic (Non-GAAP)	$1.56	$1.29	$0.76	$4.78		$2.54

Shares used in basic per share calculation GAAP and Non-GAAP	136,167	135,633	134,920	135,349		134,025

Net income per share, diluted (GAAP)	$1.06	$0.80	$0.37	$2.77		$1.02
Stock-based compensation	0.46	0.37	0.27	1.55		0.81
Acquisition related expenses and amortization	0.05	0.05	0.02	0.16		0.08
Restructuring and asset impairment charges	0.02	0.01	—	0.02		—
Non-cash interest expense	0.02	0.02	0.09	0.06		0.32
Loss on partial settlement of convertible notes	—	—	—	—		0.40
Non-GAAP income tax adjustment	(0.10)	—	(0.02)	0.06		(0.22)
Net income per share, diluted (Non-GAAP) (2)	$1.51	$1.25	$0.73	$4.62		$2.41

Shares used in diluted per share calculation GAAP	146,311	145,962	141,480	144,390		142,878
Shares used in diluted per share calculation Non-GAAP (3)	140,983	140,634	140,680	140,315		141,181

Net cash provided by operating activities (GAAP)	$253,714	$188,010	$97,173	$744,817		$352,028
Purchases of property and equipment	(16,429)	(8,948)	(13,208)	(46,443)		(52,258)
Deemed repayment of convertible Notes due 2024 and Notes due 2025 attributable to accreted debt discount	—	—	133	—		15,718
Free cash flow (Non-GAAP)	$237,285	$179,062	$84,098	$698,374		$315,488

(2)    Calculation of non-GAAP diluted net income per share for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the twelve months ended December 31, 2022 and 2021 excludes convertible Notes due 2023 interest expense, net of tax of approximately $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded the in-the-money portion of convertible Notes due 2024 totaling 38 thousand shares and 768 thousand shares in the three months and twelve months ended December 31, 2021 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2024. We excluded the in-the-money portion of convertible Notes due 2025 totaling 1,253 thousand shares and 763 thousand shares in the three months ended December 31, 2022 and 2021, respectively, and 929 thousand shares in the twelve months ended December 31, 2021 from non-GAAP weighted-average diluted shares. We excluded in-the-money portion of convertible Notes due 2026 and Notes due 2028 totaling 2,057 thousand shares and 2,018 thousand shares, respectively, each in the three months and twelve months ended December 31, 2022 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2026 and Notes due 2028.